EXHIBIT 10.37

[Regions logo]

[Date]

[Name and Address]

Re:    Change in Control Agreement

Dear _________________:
This is your Change in Control Agreement (the “Agreement”) with Regions Financial Corporation (the “Company”).
1.Purpose, Effectiveness and Interpretation.
(a) Purpose. The purpose of this Agreement is to provide you with protection upon termination of your employment if there is a future Change in Control of the Company. You should review this Agreement carefully for the terms and conditions that will apply.
(b) Interpretation. Some of terms used in this Agreement are defined in the attached Annex, which also includes some of the general provisions that govern this Agreement. The Annex is a part of this Agreement, and you should refer to the Annex as you review the rest of this Agreement.
(c) Effectiveness. If you agree to the terms and conditions of this Agreement in consideration for future employment with the Company, please execute and return a copy of this Agreement to the Executive Compensation Department of Regions. This Agreement will become effective on execution by both you and the Company.
2.Term of this Agreement
The term of this Agreement will begin on the date it becomes effective and will continue until December 31, 2019. On December 31, 2019, and on each December 31 after that, the term of this Agreement will be automatically extended for one additional year unless (1) a Change in Control occurs or (2) the Company gives you 60 days prior written notice of the intention to not extend this Agreement; provided, however, that the Company may not provide you with a notice of non-extension within one year following the occurrence of a Potential Change in Control or while a Potential Change in Control is pending.
3.Terms of Employment Following Change in Control
If a Change in Control occurs during the term of this Agreement, a “Protected Employment Period” will begin and the following employment terms will be effective. Your Protected Employment Period will end on the second anniversary of the Change in Control or your separation of service with the Company if earlier.
(a)Compensation and Benefits.
(1)Annual Base Salary. During the Protected Employment Period, you will be entitled to receive annual base salary at a rate that is at least equal to the rate of your annual base salary as in effect immediately before the Change in Control.

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(2)Annual Bonus Opportunity. During the Protected Employment Period, you will be entitled to have an annual bonus opportunity that is at least materially equivalent to your annual bonus opportunity in effect for the year during which the Change in Control occurred.
(3)Long-Term Incentive Opportunity. During the Protected Employment Period, you will be entitled to participate in long term incentive plans, practices, policies and programs applicable generally to other peer executives of the Company and be entitled to receive periodic grants under such plans, practices, policies and programs that are no less than market-competitive for the position you held with the Company immediately before the Change in Control as reasonably determined by the Company (on the same basis as such determination is made for other peer executives of the Company).
(4)Employee Benefit Plans. During the Protected Employment Period, you will be entitled to participate in employee benefit plans, programs and arrangements (including tax-qualified and non-qualified pension, retirement savings, health and other welfare benefit plans) that, in the aggregate, are at least substantially similar to the Company employee benefit plans, programs and arrangements that you were eligible to participate in immediately before the Change in Control. However, nothing in this Section 3(a)(4) will entitle you to any particular type of employee benefit or limit in any way the Company’s or the Surviving Company’s ability to establish, amend or terminate any employee benefit plan, program or arrangement.
(b)Employment at Will. Notwithstanding that a Protected Employment Period may occur, you and the Company acknowledge that your employment with the Company is “at will” and may be terminated by you or by the Company at any time and for any reason, either before or after a Change in Control occurs.
4.Severance Protection
(a)Important Definitions. This Section 4 uses the following defined terms:
(1)“Cause” means the occurrence of one or more of the following:
(A)your willful and continued failure to substantially perform your reasonably assigned duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), which failure continues for a period of at least 30 days after a written demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to you specifying the manner in which you have failed substantially to perform;
(B)your breach of fiduciary duty involving personal profit, your commission of a felony or a crime involving fraud or moral turpitude, or your material breach of any provision of this Agreement;
(C)your willfully engaging in illegal conduct or gross misconduct that is materially injurious to the Company;
(D)your willfully impeding, endeavoring to influence, obstruct or impede or failing to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal securities or state laws or any substantially equivalent foreign statute or regulation or a governmental department or agency; or
(E) your disqualification or bar by any governmental or self-regulatory authority from carrying out the duties and responsibilities of your position with the Company or any of its affiliates (as constituted from

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time to time, the “Group”) or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Group.
Notwithstanding the foregoing, no termination of your employment shall be for Cause until (i) there shall have been delivered to you a notice of termination, and (ii) within 15 days thereafter, you shall have been provided an opportunity to be heard in person by a review panel appointed by the Compensation Committee of the Board (or any successor to such Compensation Committee). For purposes of determining whether an event constituting Cause has occurred, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was legal, proper, and in the best interests of the Company. Any act, or failure to act, based upon authority and directives given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding anything set forth in the Agreement to the contrary, no failure to perform by you after a notice of termination is given by you to the Company shall constitute Cause for the purposes of this Agreement.
(2)“Good Reason” means the occurrence of one or more of the following:
(A)an adverse change in your responsibilities as in effect immediately before the Change in Control other than any change that is immaterial. For the avoidance of doubt, a change in your title, lines of reporting, or internal job classification will not in and of itself, result in Good Reason;
(B)a material diminution in the budget over which you retain authority as compared with the budget over which you had control immediately before the Change in Control;
(C)a material breach of the compensation provisions of Section 4(a) of this Agreement; or
(D)the Company requiring you to be based at any location that is more than 50 miles from your regular place of employment immediately before the Change in Control.
Notwithstanding the foregoing, no termination of your employment shall be for Good Reason unless you give the Company written notice within 90 days of your obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within 30 days of receipt of your notice. In addition, an event will not give rise to Good Reason if it is made with your express written consent.
(b)Severance For Certain Terminations During the Protected Employment Period. If (i) your employment with the Company is terminated during the Protected Employment Period and (ii) the termination is either by the Company without Cause or by you for Good Reason, then:
(1)The Company will pay you (A) your annual base salary as pro-rated through the termination date, to the extent not already paid, (B) reimbursement (in accordance with the Company's expense reimbursement policy) for reasonable and necessary business expenses incurred by you on behalf of the Company before the termination date, (C) your accrued and unused vacation pay (in accordance with the Company's vacation policy) to the extent not already paid, and (D) bonuses and incentive compensation to which you are entitled under the terms of applicable bonus or incentive plans or awards maintained by the Company (together, your “Accrued Compensation”). In addition, the Company will pay or provide you, to the extent not already paid or provided, any amounts or benefits required to

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be paid or provided or which you are eligible to receive under any plan, program, policy or practice or other contract or agreement of the Group through the termination date (your “Accrued Other Benefits”).
(2)The Company will pay severance of two times the sum of your Base Salary and Bonus Amount. For purposes of this Agreement, “Base Salary” means the greater of your annual base salary at the rate in effect immediately before a Change in Control and your annual base salary at the rate in effect as of your termination date, in each case, determined without regard to any deferred compensation elections made by you. For purposes of this Agreement, “Bonus Amount” means the greater of (A) the average annual cash bonus paid or payable to you by the Company for the three full fiscal year period ending immediately before the occurrence of a Change in Control, and (B) your target annual cash bonus for the fiscal year of termination (in each case determined without regard to any deferred compensation elections made by you).
(3)To the extent not included in your Accrued Compensation, the Company will pay you a pro-rata bonus amount for the year of termination, based on your Bonus Amount.
(4)In addition, for two years after termination of your employment, the Company will continue, at the active employee rates, your medical and dental coverage (and coverage for your eligible dependents) at a level at least equal to the level that such benefits would have been provided to you in accordance with the Company’s employee benefit plans if your employment had not terminated; provided that the Company shall cease to provide such coverage if you obtain alternate employment and are eligible for substantially comparable group medical coverage with such employer. Notwithstanding the foregoing, for purposes of determining your eligibility for retiree medical benefits pursuant to any plan, program or arrangement maintained by the Company (but not for purposes of determining the time of commencement of any such benefits), you shall be deemed to have remained employed by the Company until two years after your termination date.
(5)Solely for purposes of vesting and eligibility under any pension plan (including any pension related supplemental executive retirement plan) in which you may participate, you will be credited with the additional years (or partial years) of age and service with the Company that you would have accrued if you had remained employed by the Company through the second anniversary of the Change in Control.
(6)The Company shall also provide you with reasonable outplacement services for the period through the last day of the second calendar year following the calendar year during which your termination of employment occurred.
(c)For Certain Termination Following a Potential Change in Control. If during the term of this Agreement, (i) a Potential Change in Control has occurred, (ii) your employment with the Company is terminated while the Potential Change in Control is pending either by the Company without Cause or by you for Good Reason and (iii) the termination of your employment (or the circumstances giving rise to Good Reason) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or anticipation of a Change in Control, then the Company will make the same payments and provide the same benefits set forth in Section 4(b) (substituting “Potential Change in Control” for all references to “Change in Control” in that Section).
(d)Other Terminations. If the term of this Agreement expires before a Change in Control and before termination of your employment with the Company or if your employment with the Company terminates other than as contemplated under Section 4(a) or (b), this Agreement will automatically terminate and there will be no obligation or liability of any kind under this Agreement.

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(e)Payments and Benefits Subject to Applicable Law. The provisions of this Agreement are subject to and shall be interpreted to be consistent with Applicable Law, which terms control over the terms of this Agreement in the event of any conflict between Applicable Law and this Agreement. Notwithstanding anything herein to the contrary, no payment or benefit will be paid or provided to you or be vested or accrued if any such payment or benefit, vesting or accrual would violate Applicable Law and, to the extent any such payment or benefit that has been paid, provided, vested or accrued is determined to be in violation of Applicable Law, any such payment or benefit shall be subject to recoupment or cancellation. In the event of any such violation, you and the Company will cooperate in good faith to endeavor to meet the requirements of Applicable Law in a manner that preserves to the greatest extent possible the intent and purposes of this Agreement. “Applicable Law” means the laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, codes, administrative or judicial precedents or authorities and orders of any Governmental Authority, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority, to which the Group or you are a party or by which it or you are bound, in each case whether or not having the force of law, and all orders, decisions, judgments and decrees of all courts or arbitrators in proceedings or actions to which the Group or you are a party or by which it or you are bound. “Governmental Authority” means the United States of America, any state or territory thereof and any federal, state, provincial, city, town, municipality, county or local authority, including without limitation the Board of Governors of the Federal Reserve, the Department of Treasury and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
5.Terms and Conditions to Your Severance Protection
(a)Form and Time of Payment. The cash amounts provided for in Section 4 above shall be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 55th day after your termination date (but in no event later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture). It is intended that these payments constitute short-term deferred compensation within the meaning of the applicable Treasury regulations pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the preceding two sentences, if you are a “specified employee” at the time you separate from service with Company and any payment or benefit under Section 4 is determined to constitute non-qualified deferred compensation, such payment shall be made or such benefit shall be provided on the first payroll of the seventh month after your separation from service with the Company, all as determined in accordance with Section 409A of the Code. For purposes of this Agreement, any reference to a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code.
(b)Condition. The Company’s obligation to pay or provide the payments and benefits described in Sections 4(b)(2) through (6) shall be contingent upon your signing (and failing to revoke during any applicable revocation period) within 55 days following separation from service, a general release of claims in favor of the Company and its affiliates. In the event the general release of claims in favor of the Company and its affiliates is not signed, or is revoked, within the 55 days following separation from service, you will forfeit all rights to the payments and benefits described in Sections 4(b)(2) through (6).
(c)Exclusive Severance Benefit. The severance pay provided for in Section 4 shall be in lieu of any other severance

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pay to which you may otherwise be eligible to receive under any severance policy, plan, agreement or arrangement maintained by the Company or any of its affiliates from time to time. Your entitlement to any other benefits (other than additional severance pay) shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.
6. Change in Control Excise Tax.
(a)    This Section 6 will apply to all Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any Payment (or any acceleration of any Payment) to or for your benefit would be subject to the Excise Tax, and (ii) the reduction of the amounts payable to you under this Agreement or otherwise to the Excise Limit would provide you with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to you under this Agreement shall be reduced (but not below zero) by an amount sufficient to reduce the Parachute Value of the Payments to the Excise Limit. The reduction of the Parachute Value of the Payments, if applicable, shall be made by reducing the payments and benefits under the following sections of this Agreement in the following order: (i) Section 4(b)(2) hereof, (ii) Section 4(b)(3) hereof and (iii) Section 4(b)(5) hereof unless an alternative method of reduction was elected by Executive prior to the date set forth in the first paragraph of this Agreement. If the reductions described in the preceding sentence are not sufficient to reduce the Parachute Value of the Payments to the Excise Limit, further reduction of the Parachute Value of the Payments or such other payments shall be made in the manner which has the least economic cost to you.
(b)    All determinations required to be made under this Section 6, including the Excise Limit, whether and when an Excise Tax is due, the amount of Excise Tax and the assumptions to be utilized in arriving at such determinations, shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Parachute Value of the Payments shall be reduced to the Excise Limit, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).
(c)    If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 6 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this

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Section 6. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.
7.    Fees and Expenses; Governing Law.
(a)    Fees and Expenses. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses reasonably incurred by you as a result of any contest by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee thereof. Reimbursement of your fees and expenses shall be made within 30 days of the date you submit a request for reimbursement, but in no event shall any such amount be reimbursed after the last day of the calendar year following the calendar year in which you incurred such fees and expenses. However, the Company shall not be liable for any such fees or expenses if a court determines that the position taken by you with respect to such contest is an unreasonable position or is frivolous. In the event the determination described in the preceding sentence is made, you shall promptly repay to the Company any reimbursement of fees and expenses that you received from the Company before the date of such determination, together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code). The amount of reimbursement for fees and expenses for which you may be reimbursed during a calendar year shall not affect the amount of fees and expenses for which you are eligible for reimbursement in any other calendar year. Your right to reimbursement for fees and expenses is not subject to liquidation or exchange for another benefit.
(b)    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Alabama applicable to contracts made and to be performed entirely within that state.
(c)     Waiver of Jury Trial. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any Employment Matter.
(d) Jurisdiction and Choice of Forum. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Birmingham, Alabama over any contest related to this Agreement, your employment or termination of your employment. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (1) acknowledge that the forum stated in this Section 7(d) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 7(d) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 7(d), and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 7(d).
(e) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and

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all of which, when taken together, will constitute one agreement.
If you agree to the terms and conditions of this Agreement, please execute and return a copy of this Agreement to the Executive Compensation Department of the Company. This Agreement may be reviewed by the Company’s Compensation Committee.

REGIONS FINANCIAL CORPORATION

By:
Name:
Title:
Date:

AGREED AND ACKNOWLEDGED:

Signature

Date:

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Annex to Change In Control Agreement of [Name]

Some of the terms used in the attached Agreement are defined in this Annex, which also includes some of the general provisions that govern the Agreement. This Annex is a part of this Agreement, and you should refer to this Annex as you review the Agreement.

1.	Definitions.
For purposes of the Change in Control Agreement, the following terms have the meanings indicated:
Terms Relating to Change in Control:
“Change in Control” means any of the following events:
(1)    the acquisition by any “Person” (as the term “person” is used for the purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors (the “Voting Securities”); or
(2)    individuals (the “Incumbent Directors”) who, as of the date hereof, constitute the Board of Directors of the Company (the “Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least two-thirds of the Incumbent Directors who are then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the individual was named as nominee) shall be an Incumbent Director, unless such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(3)    consummation of a merger, consolidation, reorganization, statutory share exchange, or similar form of corporate transaction involving the Company or involving the issuance of shares by the Company, the sale or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company's assets or deposits, or the acquisition of assets or stock of another entity by the Company (each a “Business Combination”), unless such Business Combination is a “Non-Control Transaction.” A “Non-Control Transaction” is a Business Combination immediately following which the following conditions are met:
(A)    the stockholders of the Company immediately before such Business Combination own, directly or indirectly, more than 55% of the combined voting power of the then-outstanding voting securities entitled to vote in the election of directors (or similar officials in the case of a non-corporation) of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such Business Combination

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owns the Company or all or substantially all of the Company’s assets, stock or ownership units either directly or through one or more subsidiaries) (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Company Voting Securities immediately before such Business Combination;
(B)    at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial Business Combination agreement; and
(C)    no person other than (i) the Company or any of its subsidiaries, (ii) the Surviving Corporation or its ultimate parent corporation, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company immediately before such Business Combination beneficially owns, directly or indirectly, 20% or more of the combined voting power of the Surviving Corporation’s then-outstanding voting securities entitled to vote in the election of directors; or
(4)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing and anything in the Agreement to the contrary, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) and after such acquisition of Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities, then a Change in Control shall occur.
“Potential Change in Control” means the occurrence of any one of the following:
(1)    the Company enters into a definitive written agreement, the consummation of which would result in the occurrence of a Change in Control; or
(2)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
A Potential Change in Control shall cease occurring (A) in the case of (1) above, when the Change in Control occurs or the relevant agreement terminates and (B) in the case of (2) above, when the Board so determines by resolution.
Terms Relating to Excise Tax
“Accounting Firm” means any independent, nationally recognized public accounting firm that (1) the Company selects before a Change in Control or (2) that is reasonably acceptable to you and selected by the surviving company after a Change in Control.
“Excise Limit” means the greatest amount of Payments that could be made to you without giving rise to Excise Tax.
“Excise Tax” means the excise tax imposed by Section 4999 of the Code and any related interest or penalties incurred by you.
“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of

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Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
“Payment” means any payment made or benefit provided, including any awards and distributions, to you or for your benefit (i) by the Group, whether or not pursuant to this Agreement, or (ii) by any other entity in connection with a change in the ownership or effective control of any member of the Group or a change in the ownership of a substantial portion of the assets of the Group.
2.    Effect on Other Agreements.
(a)    Prior Employment Agreements and Severance Rights. This Agreement will supersede any and all prior employment agreement provisions related to change in control severance and similar rights and any earlier change in control severance or similar rights you may have with any member of the Group.
(b)    Effect on Other Agreements; Entire Agreement. This Agreement is the entire agreement between you and the Company with respect to the benefits contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.
3.    Successors.
(a)    Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 3(a), whether voluntary or involuntary, will be void.
(b)    Assumption by any Surviving Company. Before the effectiveness of any Business Combination, the Company will cause (i) the Surviving Company to unconditionally assume this Agreement in writing and (ii) a copy of the assumption to be provided to you. After the Business Combination, the Surviving Company will be treated for all purposes as the Company under this Agreement.
4.    General Provisions.
(a)    Construction.
(i)     References to the following terms have the meanings stated:
1.    To Sections are to sections of this Agreement unless otherwise stated.
2.    To any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time.
3.    To any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.
4.    To any governmental authority include any successor to the governmental authority.
5.    To any plan include any programs, practices and policies.

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6.    To any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority.
7.    To any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.
(ii)    The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of the Agreement or this Annex.
(iii)    Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”
(iv)    It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.
(b)    Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.
(c)    Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Agreement will not be affected.
(d)    No Set-off or Mitigation. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.
(e)    Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this paragraph (e):
If to you, to:

If to the Company or any other member of the Group, to:
Regions Financial Corporation

EXHIBIT 10.37

P.O. Box 11007
Birmingham, Alabama 35288
Attention: General Counsel
Facsimile: 205-xxx-xxxx
with a copy to:
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Attention: Marc Trevino
Facsimile: 212-xxx-xxxx
(f)    Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.
(g)    Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.
(h)    Third Party Beneficiaries. Subject to Section 6 of the Agreement, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Group and Section 3(a) of this Annex will inure to the benefit of the most recent persons named in a notice under that Section.
(i)    No Golden Parachute Payments; Application to the Appropriate Federal Banking Agency. If any Payment would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act, the Payment will not be made unless permitted under applicable law. The Company will use best efforts promptly to apply to the appropriate federal banking agency for a determination that any golden parachute payment is permissible. Any Payment that is determined permissible will be paid in accordance with its terms or, if due before the date of determination, will be paid within 30 days of determination together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code).